Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511, 333-128764, 333-134685, and 333-134686); Form S-3 (No.’s 333-123327, 333-121977, and 333-134625); and Form S-4 (No. 333-125720) of Boston Private Financial Holdings, Inc. (the “Company”) of our report dated February 26, 2007 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2006 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its February 28, 2007 report which appears in the December 31, 2006 annual report on Form 10-K of the Company.

/s/    Hacker, Johnson & Smith PA

Hacker, Johnson & Smith PA

Fort Lauderdale, Florida

February 28, 2007